EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Service 1st Bank, a subsidiary of Service 1st Bancorp (the "Company"), Announces Appointment of Dan Bilbrey as Director of Public Relations.

TRACY, California - April 25, 2007

Service 1st Bank today announced the appointment of Dan Bilbrey as Vice President and Director of Public Relations. Mr. Bilbrey will be domiciled at the Service 1st Bank's Stockton Office and can be reached at dbilbrey@service1stbank.com or (209) 644-7829. Mr. Bilbrey served as Executive Director of Operations for Sutter Tracy Hospital's Foundation from 1967 to 2006 and was elected to the Tracy City Council in 1990. He was elected to the position of Mayor of Tracy in 1994 and served in that capacity until 2006.

According to Service 1st Bank President Patrick Carman, "Dan Bilbrey will bring a new depth to the public relations and business development efforts of Service 1st Bank."

"I am delighted to have the opportunity to join the Service 1st Bank Team and I look forward to assisting the Team in their efforts towards more community recognition" said Bilbrey.

Bilbrey received an AA degree from Taft College. Mr. Bilbrey and his wife, Josie, reside in Tracy.

About Service 1st Bank:
----------------------
Service 1st Bank is a full service, independent banking institution that specializes in delivering custom-crafted lending and depository products to San Joaquin County's small to medium-sized businesses, professionals, and individuals. Since opening its doors in November 1999, Service 1st Bank has concentrated on providing a personalized "relationship" banking experience where customers are known individually and their needs met expeditiously. More information on Service 1st Bank is available at www.service1stbank.com.

Forward Looking Statements:
--------------------------
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's

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businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and in reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Contact Information:
-------------------
John O. Brooks                               Patrick Carman
Chairman & CEO of Service 1st Bancorp        President & COO of Service 1st Bank
and Service 1st Bank                         (209) 820-7951
(209) 820-7953                               pcarman@service1stbank.com
jbrooks@service1stbank.com




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